Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 9, 2016 relating to the financial statements, which appears in Jones Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.  We also consent to such Registration Statement’s incorporation by reference to us under the heading “Experts” in the Registration Statement on Form S-3 (Registration No. 333-211568).

/s/ PricewaterhouseCoopers LLP
Houston, TX
August 18, 2016